                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-105869


                            IMPAX LABORATORIES, INC.

                     PROSPECTUS SUPPLEMENT DATED MAY 5, 2004
   TO THE PROSPECTUS INCLUDED IN THE REGISTRATION STATEMENT FILED JUNE 5, 2003

         This supplement supplements certain information contained in our prospectus (the "Prospectus") included in our registration statement on Form S-3 filed with the Securities and Exchange Commission on June 5, 2003. This supplement is not complete without, and may not be delivered or utilized except with the Prospectus, including any amendments or supplements thereto.

         The information contained in the table under the caption "Selling Stockholders" on page 21 of the Prospectus is hereby supplemented by: (1) adding to the table the selling stockholders set forth below under Schedule 1 and (2) restating the holdings of the selling stockholders set forth below under
Schedule 2.

                                                        Schedule 1

                                                   SELLING STOCKHOLDERS

                                        No. of Shares        No. of Shares        No. of Shares        Percent of Shares
                                        Owned Prior to       Being Offered for    Owned After the      Owned After the
Selling Stockholders                    the Offering         Sale                 Offering             Offering
Fleming U S Discovery
Partners, L.P.                            263,839                233,530              30,309                   *

The Equitable Life
Assurance Society                         303,034                13,816              289,218                   *

Bank of England                           202,023                  9,211             192,812                   *

Merseyside Superannuation
Fund                                      202,023                  9,211             192,812                   *

Nora Holding S.A.                          80,809                  3,684              77,125                   *

--------------------
* less than 1%




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                                                       Schedule 2

                                                  SELLING STOCKHOLDERS

                                No. of Shares         No. of Shares          No. of Shares            Percent of Shares
                                Owned Prior to the    Being Offered for      Owned After the          Owned After the
Selling Stockholders            Offering              Sale                   Offering                 Offering
Fleming US Discovery
Fund III, LP                           --                    --                     --                      --

Fleming US Discovery
Offshore Fund III, LP                  --                    --                     --                      --

      Information concerning the selling stockholders is based upon information provided to us by the selling stockholders. This information may change from time to time and any changed information will be set forth in future prospectus supplements, if and when necessary. Additionally, the selling stockholders identified above and in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they last provided the Company with information about their holdings.